Glacier Bancorp, Inc. Announces Shelf Registration and Common Stock Offering

KALISPELL, Mont., Nov. 3 /PRNewswire-FirstCall/ — Glacier Bancorp, Inc. (Nasdaq: GBCI), announced today that it has filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission (SEC). The shelf registration will allow Glacier to raise capital from time to time, up to an aggregate of $250 million, through the sale of common and preferred stock.

Glacier also announced today that it has filed a prospectus supplement with the SEC for the offer of 4,000,000 shares of common stock by Glacier through a firm commitment underwritten public offering. D.A. Davidson & Co. is expected to act as lead manager in the offering while Keefe, Bruyette & Woods, Inc. is expected to act as a co-manager. Glacier intends to grant the underwriters a 30-day option to purchase up to an additional 600,000 shares to cover over-allotments, if any.

Glacier intends to use the net proceeds from this offering to fund possible future acquisitions and for general corporate purposes.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A registration statement relating to these securities has been filed with the SEC and has become effective. The offering will be made only by means of a prospectus which is part of such registration statement, copies of which may be obtained from D.A. Davidson & Co. - Prospectus Department, 8 Third Street North, Great Falls, MT 59401, 800-332-5915.

About Glacier

Glacier Bancorp, Inc. is a regional multi-bank holding company providing commercial banking services in 53 communities in Montana, Idaho, Utah, Washington, and Wyoming. Glacier Bancorp, Inc. is headquartered in Kalispell, Montana, and conducts its operations principally through ten community bank subsidiaries. These subsidiaries include six Montana banks: Glacier Bank of Kalispell, First Security Bank of Missoula, Valley Bank of Helena, Big Sky Western Bank of Bozeman, Western Security Bank of Billings, First Bank of Montana of Lewistown; as well as Mountain West Bank in Idaho, Utah and Washington; 1st Bank in Wyoming, Citizens Community Bank in Idaho, and First National Bank of Morgan in Utah.

Contact: Michael J. Blodnick, +1-406-751-4701, or Ron J. Copher, +1-406-751-7706, both of Glacier Bancorp, Inc.